                                                Filed Pursuant to Rule 424(b)(3)
                                                Registration No. 333-78909


                             Prospectus Supplement
                      (To Prospectus Dated June 11, 1999)


                                 $850,000,000

                          [CITRIX LOGO APPEARS HERE]


           Zero Coupon Convertible Subordinated Debentures Due 2019

                               _________________


          This prospectus supplement relates to the resale by the holders of Citrix Systems, Inc. Zero Coupon Convertible Subordinated Debentures Due 2019 and the shares of common stock, $.001 par value per share, issuable upon the conversion of the debentures.

          This prospectus supplement should be read in conjunction with, and may not be delivered or utilized without, the prospectus dated June 11, 1999, including any amendments or supplements thereto. The terms of the debentures are set forth in the prospectus.

          The information in the table appearing under the heading "Selling Securityholders" in the prospectus is amended by adding the information below with respect to persons not previously listed in the prospectus or in any amendments or supplements thereto, and by superceding the information with respect to persons previously listed in the prospectus or in any amendments or supplements thereto that are listed below:

                                    Principal Amount at                                   Number of
                                   Maturity of Debentures          Percentage of         Conversion
                                   Beneficially Owned That          Debentures         Shares That May
         Name                           May Be Sold                Outstanding            Be Sold
         ----                           -----------                -----------            -------
SG Cowen Securities                       10,000,000                   1.176%               70,306
Lazard Freres d Cie - Paris                1,000,000                   0.118%                7,030


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           The Date Of This Prospectus Supplement Is March 14, 2000.